Exhibit 99.1

Financial Contact:
Josh Hirsberg
(702) 792-7234
joshhirsberg@boydgaming.com

Media Contact:
David Strow
(702) 792-7386
davidstrow@boydgaming.com

BOYD GAMING COMPLETES SALE OF 50% INTEREST IN BORGATA

LAS VEGAS - AUGUST 1, 2016 - Boyd Gaming Corporation (“Boyd Gaming”) (NYSE: BYD) today announced that it has completed the previously announced sale of its 50% equity interest in Marina District Development Holding Co., LLC, the parent company of Borgata Hotel Casino & Spa in Atlantic City, New Jersey, to MGM Resorts International (NYSE: MGM).

Boyd Gaming received net cash proceeds of $589 million from the transaction, after deducting its share of Borgata’s currently outstanding debt. These proceeds do not include Boyd Gaming’s 50% share of any future property tax settlement benefits. Borgata estimates that it is entitled to property tax refunds totaling $160 million, including amounts due under court decisions rendered in its favor and estimates for open tax appeals.

Boyd Gaming plans to use proceeds from the transaction for debt reduction and general corporate purposes.

About Boyd Gaming
Headquartered in Las Vegas, Boyd Gaming Corporation (NYSE: BYD) is a leading diversified owner and operator of 21 gaming entertainment properties located in Nevada, Illinois, Indiana, Iowa, Kansas, Louisiana and Mississippi. Boyd Gaming press releases are available at www.prnewswire.com. Additional news and information on Boyd Gaming can be found at www.boydgaming.com.

Forward-looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements contain words such as "may," "will," "might," "expect," "believe," "anticipate," "could," "would," "estimate," "continue," "pursue," or the negative thereof or comparable terminology, and include (without limitation) statements regarding the anticipated amount of the property tax refunds or court settlements and the intended use of the proceeds from the sale, and any statements or assumptions underlying any of the foregoing. These forward-looking statements are based upon the current beliefs and expectations of management and involve certain risks and uncertainties, including (without limitation) the amount of any tax refunds or court settlement amounts. Additional factors are discussed in "Risk Factors" in Boyd Gaming's Annual Report on Form 10-K for the year ended December 31, 2015, and in Boyd Gaming's other current and periodic reports filed from time to time with the Securities and Exchange Commission. All forward-looking statements in this press release are made as of the date hereof, based on information available to Boyd Gaming as of the date hereof, and Boyd Gaming assumes no obligation to update any forward-looking statement.